Exhibit 99.1

Werner Enterprises Reports First Quarter 2019 Results

First Quarter 2019 Highlights (all metrics compared to first quarter 2018 unless otherwise noted)

•	Total revenues of $596.1 million, up $33.4 million, or 6%

•	Operating income of $48.0 million, up 37%; non-GAAP adjusted operating income of $49.2 million, up 40%

•	Operating margin of 8.1%, up 190 basis points (bps); non-GAAP adjusted operating margin of 8.2%, up 200 bps

•	Diluted EPS of $0.51, up 34%; non-GAAP adjusted diluted EPS of $0.52, up 37%

OMAHA, Neb., April 25, 2019 -- Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, today reported financial results for first quarter ended March 31, 2019.

Total revenues for the quarter increased 6% to $596.1 million versus the prior year quarter, primarily attributable to dedicated fleet expansion, higher contractual rates, and lane mix changes.

Operating income of $48.0 million increased $12.9 million, or 37%. Operating margin of 8.1% increased 190 basis points due to revenue increases that exceeded cost increases, which benefited from a newer fleet and low driver turnover. On a non-GAAP basis, adjusted operating income of $49.2 million increased $14.1 million, or 40%. Adjusted operating margin of 8.2% improved 200 basis points from 6.2% for the same quarter last year.

Interest expense of $0.9 million was $0.4 million higher than the same quarter a year ago due to slightly higher aggregate debt and a higher average interest rate. The effective income tax rate during the quarter was 25.1% compared to a 21.3% effective income tax rate in first quarter 2018. The lower effective tax rate in the prior year first quarter was due to the benefit of discrete federal and state income tax items.

Net income of $36.1 million increased 30%. On a non-GAAP basis, adjusted net income of $36.9 million increased 33%. Diluted earnings per share (EPS) for the quarter of $0.51 increased 34%. Diluted EPS included a $0.01 per share insurance and claims accrual for interest on a previously disclosed jury verdict. On a non-GAAP basis, adjusted EPS of $0.52 increased 37% from $0.38 for first quarter 2018.

“We are very pleased to report adjusted earnings per share growth of 37%, despite comparing to unusually strong freight demand in first quarter 2018,” said Derek J. Leathers, President and Chief Executive Officer. “The strength of our diversified portfolio, our new truck and trailer fleet, increasingly experienced drivers and our committed Werner team led to our superior performance.  Despite the challenges of seasonal freight changes, prolonged winter weather and localized flooding in Eastern Nebraska, this quarter our team went above and beyond to deliver strong results.”

Werner Enterprises, Inc. - Release of April 25, 2019

Key Consolidated Financial Metrics

	Three Months Ended March 31,
(In thousands, except per share amounts)	2019	2018	Y/Y Change
Total revenues	$596,117	$562,684	6%
Trucking revenues, net of fuel surcharge	397,691	364,188	9%
Werner Logistics revenues	117,370	117,420	0%
Operating income	48,019	35,115	37%
Operating margin	8.1%	6.2%	190 bps
Net income	36,086	27,807	30%
Diluted earnings per share	0.51	0.38	34%

Adjusted operating income (1)	49,169	35,115	40%
Adjusted operating margin (1)	8.2%	6.2%	200 bps
Adjusted net income (1)	36,946	27,807	33%
Adjusted diluted earnings per share (1)	0.52	0.38	37%
(1) See GAAP to non-GAAP reconciliation schedule.

Other Noteworthy Development

As previously noted, we are appealing a large adverse jury verdict rendered in May 2018. As such, we accrued $1.2 million of insurance and claims expense, or $0.01 per share, during the first quarter 2019 for post-judgment interest related to this jury verdict. We expect to accrue $1.2 million every quarter, until such time as the outcome of our appeal is finalized.

Truckload Transportation Services (TTS) Segment

•	Revenues of $462.9 million increased $31.3 million, or 7%

•	Operating income of $43.0 million increased $9.5 million, or 29%; non-GAAP adjusted operating income of $44.1 million increased $10.7 million, or 32%

•	Operating margin of 9.3% increased 160 basis points from 7.7%; non-GAAP adjusted operating margin of 9.5% increased 180 basis points from 7.7%

•	Average segment trucks in service totaled 7,887, an increase of 460 trucks year over year

•	Dedicated unit trucks at quarter end totaled 4,560, or 57% of the total TTS segment fleet, compared to 4,030 trucks, or 55%, a year ago

Revenues increased 7% due to a 6.2% increase in average trucks in service and a 2.8% growth in average revenues per truck, partially offset by a $2.6 million decrease in fuel surcharge revenues. The average revenues per truck increase was due primarily to an increase in average revenues per total mile, partially offset by a decrease in average miles per truck. The increase in average revenues per total mile was due primarily to higher contractual rates, dedicated fleet expansion and lane mix changes. The following factors all contributed to lower average miles per truck: (i) extended cold and disruptive winter weather as well as a less robust freight market in first quarter 2019 compared to an unusually strong freight market in first quarter 2018, (ii) growth in Dedicated which has lower miles per truck and a shorter length of haul and (iii) one less business day in first quarter 2019 compared to first quarter 2018.

During the first quarter, freight demand in our One-Way Truckload fleet was seasonally better than normal, but below the unusually strong freight demand market of first quarter 2018, which was aided by two December 2017 mandates. Tax reform incentives strengthened first quarter 2018 freight volumes while the electronic hours of service requirement began to limit truck and driver capacity in first quarter 2018.

Due to growth in company trucks and a decline in independent contractor trucks during the quarter, company truck miles increased by approximately 4.7 million miles and independent contractor miles decreased by approximately 0.5 million miles. This caused a shift in expense from rent and purchased transportation expense to most other operating expense categories in the quarter compared to the same period last year.

Werner Enterprises, Inc. - Release of April 25, 2019

Adjusted operating income increased 32% due to the combination of revenue growth led by rate per total mile improvement and effective operating cost management.

Comparisons of key financial metrics for the TTS segment, including operating ratios (actual and net of fuel surcharge revenues of $58.2 million and $60.7 million in first quarters 2019 and 2018, respectively), are shown below. Fluctuating fuel prices and fuel surcharge revenues impact the total company operating ratio and the TTS segment’s operating ratio when fuel surcharges are reported on a gross basis as revenues versus netting against fuel expenses. Eliminating fuel surcharge revenues, which are generally a more volatile source of revenue, provides a more consistent basis for comparing the results of operations from period to period.

Key Truckload Transportation Services Segment Financial Metrics

	Three Months Ended March 31,
(In thousands)	2019	2018	Y/Y Change
Total revenues	$462,891	$431,556	7%
Operating income	42,953	33,422	29%
Operating margin	9.3%	7.7%	160 bps
Operating ratio	90.7%	92.3%	(160) bps

Adjusted operating income	44,103	33,422	32%
Adjusted operating margin	9.5%	7.7%	180 bps
Adjusted operating ratio	90.5%	92.3%	(180) bps
Adjusted operating ratio, net of fuel surcharge	89.1%	91.0%	(190) bps

Werner Logistics Segment

•	Revenues of $117.4 million were flat

•	Gross margin of 17.3% increased 270 bps

•	Operating income of $4.7 million increased $2.0 million, or 71%

•	Operating margin of 4.0% improved 170 bps

Revenues in first quarter 2019 were flat year over year due to fewer project freight opportunities, lower year-over-year spot pricing trends and winter weather challenges in first quarter 2019.

The gross margin percentage increased 270 bps to 17.3% due primarily to contractual pricing and improved capacity procurement in Truckload Logistics (formerly our Brokerage and Freight Management units within Werner Logistics). Our operating margin increased 170 bps to 4.0% due to improved gross margin and effective cost management, as other operating expenses grew at 9% compared to gross profit which grew at 19%. The gross margin and operating margin expansion led to a 71% improvement in operating income.

Key Werner Logistics Segment Financial Metrics

	Three Months Ended March 31,
(In thousands)	2019	2018	Y/Y Change
Total revenues	$117,370	$117,420	0%
Rent and purchased transportation expense	97,020	100,276	(3)%
Gross profit	20,350	17,144	19%
Other operating expenses	15,639	14,387	9%
Operating income	4,711	2,757	71%
Gross margin	17.3%	14.6%	270 bps
Operating margin	4.0%	2.3%	170 bps

Werner Enterprises, Inc. - Release of April 25, 2019

Cash Flow and Capital Allocation

Cash flow from operations in first quarter 2019 was $138.8 million compared to $99.9 million in first quarter 2018, an increase of 39%.

Net capital expenditures in first quarter 2019 were $83.4 million compared to $55.5 million in first quarter 2018, an increase of 50%. We continue to invest in newer trucks and trailers and our terminals to improve our driver experience, increase operational efficiency and more effectively manage our maintenance, safety and fuel costs. The average age of our truck fleet remains low by industry standards and was reduced to 1.8 years as of March 31, 2019 compared to 1.9 years as of March 31, 2018. Net capital expenditures are expected to moderate to a more normalized level in 2019 compared to 2018, and are expected to be higher in the first half of 2019 and lower in the second half of 2019.

Gains on sales of equipment were $5.9 million, or $0.06 per share, compared to $2.7 million, or $0.03 per share, in the prior-year quarter. Year over year, 10% fewer trucks and 5% more trailers were sold, and we realized higher average gains per truck and trailer. Pricing in the market for our used trucks strengthened over the last five quarters, while we continued to make progress selling late-model trucks via our proprietary retail network. As a reminder, gains on sales of assets are reflected as a reduction of Other Operating Expenses in our income statement.

During the quarter, we repurchased 600,000 shares of common stock for a total cost of $20.5 million, or an average price of $34.24 per share. As of March 31, 2019, we had 2.0 million shares remaining under our share repurchase authorization.

As of March 31, 2019, we had $125 million of debt outstanding, $65 million of cash and nearly $1.3 billion of stockholders’ equity.

2019 Guidance Metrics

The following table summarizes our updated 2019 guidance and assumptions:

2019 Outlook
Truck growth	3% to 5% Growth from year-end 2018 expected to be primarily in Dedicated and occur in the first three quarters of 2019
One-Way Truckload revenue per total mile (RPTM)
4% to 8%
Year-over-year percentage increase is expected to be in the lower end of the range, and percentage increases gradually moderate during each remaining quarter of 2019 due to significant RPTM percentage increases in the last three quarters of 2018

Gains on sales of equipment	$18 million to $20 million Gains on sales of equipment in 2019 are expected to be similar to 2018
Effective tax rate	25% to 26%
Net capital expenditures	$275 million to $300 million
Truck and trailer age	We intend to maintain the average age of our truck and trailer fleet at or near current levels of 1.8 and 4.1 years

Werner Enterprises, Inc. - Release of April 25, 2019

Conference Call Information

Werner Enterprises, Inc. will conduct a conference call to discuss first quarter 2019 earnings today beginning at 4:00 p.m. CT. The news release, live webcast of the earnings conference call, and accompanying slide presentation will be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.” To participate on the conference call, please dial (877) 317-6789 (domestic) or (412) 317-6789 (international). Please mention to the operator that you are dialing in for the Werner Enterprises call.

A replay of the conference call will be available on April 25, 2019 at approximately 6:00 p.m. CT through May 25, 2019 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international) and using the access code 10129066. A replay of the webcast will also be available at www.werner.com in the “Investors” section under “Webcasts & Presentations.”

About Werner Enterprises

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on The NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the Company’s website at www.werner.com.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on information presently available to the Company’s management and are current only as of the date made. Actual results could also differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

For those reasons, undue reliance should not be placed on any forward-looking statement. The Company assumes no duty or obligation to update or revise any forward-looking statement, although it may do so from time to time as management believes is warranted or as may be required by applicable securities law. Any such updates or revisions may be made by filing reports with the U.S. Securities and Exchange Commission, through the issuance of press releases or by other methods of public disclosure.

Contact:
John J. Steele
Executive Vice President, Treasurer
and Chief Financial Officer
(402) 894-3036

Source: Werner Enterprises, Inc.

Werner Enterprises, Inc. - Release of April 25, 2019

	INCOME STATEMENT
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended March 31,
	2019		2018
	$	%	$	%
Operating revenues	$596,117	100.0	$562,684	100.0
Operating expenses:
Salaries, wages and benefits	202,799	34.0	182,794	32.5
Fuel	56,138	9.4	59,032	10.5
Supplies and maintenance	45,685	7.7	45,739	8.1
Taxes and licenses	22,901	3.8	22,493	4.0
Insurance and claims	22,709	3.8	21,158	3.8
Depreciation	60,759	10.2	55,506	9.9
Rent and purchased transportation	132,836	22.3	135,922	24.2
Communications and utilities	4,011	0.7	4,107	0.7
Other	260	—	818	0.1
Total operating expenses	548,098	91.9	527,569	93.8
Operating income	48,019	8.1	35,115	6.2
Other expense (income):
Interest expense	858	0.1	482	0.1
Interest income	(903)	(0.1)	(740)	(0.1)
Other	(116)	0.0	53	0.0
Total other expense (income)	(161)	—	(205)	—
Income before income taxes	48,180	8.1	35,320	6.2
Income tax expense	12,094	2.0	7,513	1.3
Net income	$36,086	6.1	$27,807	4.9

Diluted shares outstanding	70,572		72,671
Diluted earnings per share	$0.51		$0.38

Werner Enterprises, Inc. - Release of April 25, 2019

	GAAP TO NON-GAAP RECONCILIATION
	(Unaudited)
	(In thousands, except per share amounts)

	Three Months Ended March 31,
	2019	2018
Operating revenues	$596,117	$562,684

Operating expenses	548,098	527,569
Adjusted for:
Insurance and claims (1)	(1,150)	0
Adjusted operating expenses	546,948	527,569
Adjusted operating income (2)	49,169	35,115
Total other expense (income)	(161)	(205)
Adjusted income before income taxes	49,330	35,320
Adjusted income tax expense	12,384	7,513
Adjusted net income (2)	36,946	27,807
Diluted shares outstanding	70,572	72,671
Adjusted diluted earnings per share (2)	$0.52	$0.38

(1) During first quarter 2019, we accrued $1,150 of interest related to a previously disclosed excess adverse jury verdict rendered on May 17, 2018 in a lawsuit arising from a December 2014 accident. Additional information about the accident was included in our Current Report on Form 8-K dated May 17, 2018. Under our insurance policies in effect on the date of this accident, our maximum liability for this accident is $10.0 million (plus pre-judgment and post-judgment interest) with premium-based insurance coverage that exceeds the jury verdict amount. The Company is appealing this verdict. Management believes excluding the effect of this item provides a more useful comparison of our performance from period to period. This item is included in the Truckload Transportation Services segment in our Segment Information table.

(2) Our definition of the non-GAAP measures adjusted operating income, adjusted net income and adjusted diluted earnings per share begins with (a) operating expenses, the most comparable GAAP measure. We subtract the insurance and claims jury verdict interest accrual from (a) to arrive at adjusted operating expenses, which we subtract from operating revenues to arrive at (b) adjusted operating income. We subtract (c) total other expense (income) from (b) adjusted operating income to arrive at (d) adjusted income before income taxes. We calculate adjusted income tax expense (benefit) by applying the incremental income tax rate excluding discrete items to the net pre-tax adjustments and adding this additional income tax to actual income tax expense. We then subtract adjusted income tax expense from adjusted income before income taxes to arrive at adjusted net income. The adjusted net income is divided by the diluted shares outstanding to calculate the adjusted diluted earnings per share.

	SEGMENT INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2019	2018
Revenues
Truckload Transportation Services	$462,891	$431,556
Werner Logistics	117,370	117,420
Other (1)	15,472	13,259
Corporate	589	907
Subtotal	596,322	563,142
Inter-segment eliminations (2)	(205)	(458)
Total	$596,117	$562,684

Operating Income
Truckload Transportation Services	$42,953	$33,422
Werner Logistics	4,711	2,757
Other (1)	1,179	(386)
Corporate	(824)	(678)
Total	$48,019	$35,115

(1) Other includes our driver training schools, transportation-related activities such as third-party equipment maintenance and equipment leasing, and other business activities.

(2) Inter-segment eliminations represent transactions between reporting segments that are eliminated in consolidation.

Werner Enterprises, Inc. - Release of April 25, 2019

	OPERATING STATISTICS BY SEGMENT
	(Unaudited)

	Three Months Ended March 31,
	2019	2018	% Change
Truckload Transportation Services segment
Average tractors in service	7,887	7,427	6.2%
Average revenues per tractor per week (1)	$3,879	$3,772	2.8%
Total tractors (at quarter end)
Company	7,355	6,780	8.5%
Independent contractor	590	605	(2.5)%
Total tractors	7,945	7,385	7.6%
Total trailers (at quarter end)	23,235	22,460	3.5%

One-Way Truckload
Trucking revenues, net of fuel surcharge (in 000’s)	$180,134	$177,966	1.2%
Average tractors in service	3,357	3,408	(1.5)%
Total tractors (at quarter end)	3,385	3,355	0.9%
Average percentage of empty miles	11.60%	11.21%	3.5%
Average revenues per tractor per week (1)	$4,127	$4,016	2.8%
Average % change YOY in revenues per total mile (1)	6.5%	11.3%
Average % change YOY in total miles per tractor per week	(3.5)%	0.2%
Average completed trip length in miles (loaded)	854	819	4.3%

Dedicated
Trucking revenues, net of fuel surcharge (in 000’s)	$217,557	$186,222	16.8%
Average tractors in service	4,530	4,019	12.7%
Total tractors (at quarter end)	4,560	4,030	13.2%
Average revenues per tractor per week (1)	$3,694	$3,564	3.6%

Werner Logistics segment
Average tractors in service	38	43	(11.6)%
Total tractors (at quarter end)	40	44	(9.1)%
Total trailers (at quarter end)	1,745	1,730	0.9%

(1) Net of fuel surcharge revenues

	SUPPLEMENTAL INFORMATION
	(Unaudited)
	(In thousands)

	Three Months Ended March 31,
	2019	2018
Capital expenditures, net	$83,364	$55,506
Cash flow from operations	138,769	99,862
Return on assets (annualized)	6.9%	6.1%
Return on equity (annualized)	11.3%	9.3%

Werner Enterprises, Inc. - Release of April 25, 2019

	CONDENSED BALANCE SHEET
	(In thousands, except share amounts)

	March 31, 2019	December 31, 2018
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$64,742	$33,930
Accounts receivable, trade, less allowance of $8,457 and $8,613, respectively	313,524	337,927
Other receivables	22,851	26,545
Inventories and supplies	9,674	10,060
Prepaid taxes, licenses and permits	12,769	16,619
Other current assets	31,894	31,577
Total current assets	455,454	456,658

Property and equipment	2,290,802	2,247,577
Less – accumulated depreciation	776,863	760,015
Property and equipment, net	1,513,939	1,487,562

Other non-current assets (1)	149,439	139,284
Total assets	$2,118,832	$2,083,504

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99,725	$97,781
Current portion of long-term debt	75,000	75,000
Insurance and claims accruals	69,561	67,304
Accrued payroll	33,728	40,271
Income taxes payable	18,137	6,693
Other current liabilities	26,448	23,311
Total current liabilities	322,599	310,360

Long-term debt, net of current portion	50,000	50,000
Other long-term liabilities	17,129	10,911
Insurance and claims accruals, net of current portion (1)	219,970	214,030
Deferred income taxes	233,745	233,450

Stockholders’ equity:
Common stock, $.01 par value, 200,000,000 shares authorized; 80,533,536
shares issued; 69,888,102 and 70,441,973 shares outstanding, respectively	805	805
Paid-in capital	107,928	107,455
Retained earnings	1,443,542	1,413,746
Accumulated other comprehensive loss	(15,560)	(16,073)
Treasury stock, at cost; 10,645,434 and 10,091,563 shares, respectively	(261,326)	(241,180)
Total stockholders’ equity	1,275,389	1,264,753
Total liabilities and stockholders’ equity	$2,118,832	$2,083,504

(1) Under the terms of our insurance policies, we are the primary obligor of the damage award in the previously mentioned adverse jury verdict, and as such, we have recorded a $79.2 million receivable from our third party insurance providers in other non-current assets and a corresponding liability of the same amount in the long-term portion of insurance and claims accruals in the unaudited condensed balance sheets as of March 31, 2019 and December 31, 2018.